NOTICE OF SETTLEMENT OF DERIVATIVE
                    ACTION AND HEARING ON PROPOSED SETTLEMENT

                              IN THE CIRCUIT COURT
                               FOR BALTIMORE CITY

SYBIL MEISEL, et al., and derivatively on behalf of CALI REALTY CORPORATION, a Maryland corporation,
                                 Plaintiff,
                    v.
JOHN J. CALI, et al.,
                                                 CIVIL ACTION NO. 97344041
                                Defendants,
                   -and-
CALI REALTY CORPORATION,
                         Nominal Defendant.

TO: ALL OWNERS OF THE COMMON STOCK OF MACK-CALI REALTY CORPORATION AS OF MARCH
    26, 1998

      PLEASE READ THIS NOTICE CAREFULLY AND IN ITS ENTIRETY. THIS NOTICE IS SENT FOR THE PURPOSE OF INFORMING YOU OF THE PENDENCY OF THIS ACTION AND THE PROPOSED SETTLEMENT OF THE ACTION. YOUR RIGHTS WILL BE AFFECTED BY LEGAL PROCEEDINGS IN THIS LITIGATION.

      This Notice is given pursuant to Rule 2-231 of the Maryland Rules and an Order (the "Scheduling Order") of the Circuit Court for Baltimore City (the "Court") entered in the above-captioned derivative action (the "Action") to notify you of the proposed settlement of the Action (the "Settlement") and to give you notice of the hearing (the "Settlement Hearing") and of your rights, among others, to participate in that hearing to be held by the Court on May 4, 1998 to determine whether the proposed Settlement should be approved by the Court as fair, reasonable and adequate, and final judgment entered thereon, and to consider the application by derivative plaintiffs' counsel for an award of attorneys' fees and the reimbursement of expenses.

                             THE SETTLEMENT HEARING

      This Notice is given to persons who owned stock of Mack-Cali Realty Corporation ("Mack-Cali", "Cali", or the "Company") as of March 26, 1998, and pursuant to the Scheduling Order.

      You are hereby notified that the Court will hold the Settlement Hearing on May 4, 1998 at 10:00 a.m. in Room 234, Courthouse East, 111 North Calvert Street, Baltimore, Maryland 21202 (a) to determine whether the Settlement on the terms and conditions set forth in the Stipulation of Settlement, which is described below under the caption "SUMMARY OF SETTLEMENT", taken as a whole, is fair, reasonable and adequate and should be approved by the Court; (b) to determine whether a Final Order and Judgment should be entered thereon; and (c) to rule on such other matters as the Court may deem appropriate, including the application of plaintiffs for an award of attorneys' fees and the reimbursement of expenses.

                    BACKGROUND AND DESCRIPTION OF THE ACTION

      On December 10, 1997, plaintiffs, shareholders of Cali Realty Corporation, a Maryland corporation, commenced the Action in the Court derivatively on behalf of Cali. The Complaint asserts claims against the following directors of Cali:
John J. Cali, Thomas A. Rizk ("Rizk"), Angelo Cali, Brad W. Berger ("Berger"), Edward Leshowitz, Irvin D. Reid, Brendan T. Byrne, Robert F. Weinberg, James W. Hughes, Kenneth A. DeGhetto, Alan Turtletaub, and Alan G. Philibosian (collectively the "Defendants"). The Complaint charges the Defendants with breaching their fiduciary duties in connection with certain payments and other benefits granted to certain of the Defendants and other senior officers of Cali following the combination of Cali and The Mack Company and Patriot American Office Group consummated on or about December 11, 1997 (the "Mack-Cali Combination"). The Company is named as a nominal defendant.

      On January 21, 1997 and January 31, 1997, Cali entered into amended or new employment agreements for a term of five years (the "Employment Agreements") with Rizk, President and CEO; John R. Cali, Chief Administrative Officer; Brant Cali, Chief Operating Officer; Roger W. Thomas, General Counsel; Barry Lefkowitz, Chief Financial Officer; James Nugent, Vice President-Leasing; Albert Spring, Vice President-Operations; Berger, Executive Vice President; and Timothy
M. Jones, Executive Vice President (the "Officers"). The Employment Agreements contained "change of control" and other provisions which, if triggered, would entitle the officers to an acceleration of benefits under the agreements. The terms and conditions of the acceleration of benefits under the Employment Agreements are referred to as the "Change of Control Provisions."

      The Board of Directors of Cali, after considering the recommendation of the Cali's Compensation Committee (consisting of defendants Brendan T. Byrne, Irvin D. Reid, and Alan G. Philibosian), determined that the Change of Control Provisions would be triggered upon consummation of the Mack-Cali Combination. By their Complaint, plaintiffs contend that Defendants breached their fiduciary duties to Cali in making those determinations, which required Cali to honor the Change of Control Provisions in the Employment Agreements.

      Plaintiffs' counsel have fully apprised themselves of the applicable law and facts relating to Plaintiffs' claims and Defendants' potential defenses. They have analyzed the applicable law on whether the Court would require Plaintiffs to make a pre-suit demand on the Board of Directors; reviewed the documents considered by the Compensation Committee and the Board of Directors in making the aforementioned determinations; and conducted an extensive interview with a member of the Compensation Committee concerning its independence and the factors it considered in recommending the payments to the Officers. Furthermore, counsel for the parties have had numerous frank discussions concerning the factual and legal issues involved in the claims and the defenses that would be litigated in this Action in the course of their settlement negotiations.

      The Defendants have denied and continue to deny all claims of wrongdoing made in the Complaint. Nonetheless, the Defendants consider it desirable that the Action and the claims alleged therein be settled in the manner and on the terms and conditions hereinafter set forth, thereby putting to rest all claims that have been asserted in the Action or which could have been asserted by the Company or a shareholder derivatively on behalf of the Company or Mack-Cali in the Action relating to any payments in cash, stock, options, debt forgiveness, or otherwise, made to or received by Rizk, John R. Cali, Brant Cali, Roger W. Thomas, Barry Lefkowitz, Timothy M. Jones, James Nugent, Albert Spring, and Berger as a result of, or in connection with, the Mack-Cali Combination, including entering into the new employment agreements or amended and restated employment agreements with Rizk, John R. Cali, Brant Cali, Roger W. Thomas, Barry Lefkowitz, and Timothy M. Jones in December 1997 (the "Settled Claims"), in order to avoid the expense, inconvenience and distraction of further litigation.

                              SUMMARY OF SETTLEMENT

The Terms of the Settlement

      Based upon the foregoing, the parties have agreed to the following Settlement of the Action:

      1. The amounts Mack-Cali would be obligated to pay Rizk, John R. Cali, Brant Cali, Roger W. Thomas, Barry Lefkowitz, and Timothy M. Jones (the "Affected Executives") pursuant to the formula set forth in their new employment agreements or their amended and restated employment agreements with Mack-Cali, which were executed in December 1997, solely in the event of early termination of any such person's employment by the Company without cause or by any such person for good reason (the "Early Termination Provisions"), shall be reduced by an aggregate amount of $11 million that would otherwise be payable by Mack-Cali to all such persons if the Early Termination Provisions are triggered with respect to all such persons during calendar year 1998. Alternatively, in the event that the Early Termination Provisions are triggered in calendar year 1999 with respect to all such persons, the amounts Mack-Cali would be obligated to pay such persons will be reduced by an aggregate amount of $6.5 million that would otherwise be payable by Mack-Cali to all such persons if the Early Termination Provisions are triggered by all such persons during calendar year 1999.

      2. The aggregate reductions set forth in paragraph 1 above shall apply to each of the Affected Executives on an individual basis, so that in the event the Early Termination Provisions are triggered with respect to one or more of the Affected Executives in 1998 or alternatively in 1999, the corresponding amount of the individual reduction applicable to an Affected Executive with respect to whom the Early Termination Provisions have been triggered shall be as follows:

Affected Executive                                            For 1998 Year  For 1999 Year
------------------                                            -------------  -------------
                                                                   (Reduced Amounts)
                                                                       Reductions
                                                                       ----------
Thomas A. Rizk..............................................    $(4,290,000)  $(2,535,000)
John R. Cali................................................     (1,375,000)     (812,500)
Brant Cali..................................................     (1,375,000)     (812,500)
Roger W. Thomas.............................................     (1,292,500)     (763,750)
Barry Lefkowitz.............................................     (1,292,500)     (763,750)
Timothy M. Jones............................................     (1,375,000)     (812,500)
    Total Reductions........................................   $(11,000,000)  $(6,500,000)

      3. Mack-Cali will pay the costs of providing notice of the Settlement to the current shareholders of Mack-Cali.

The Releases

      1. As of the date the Judgment approving the Settlement of this Action becomes Final (which shall be the later of (i) the date when, by lapse of time, the Judgment is longer subject to judicial review or appeal; or (ii) if an appeal or review is sought from the Judgment, the day after such Judgment is affirmed or the appeal or review is dismissed or denied and such Judgment is no longer subject to further judicial review or appeal), Plaintiffs, Cali and Mack-Cali shall be deemed to have and, by operation of the Judgment entered in this action, shall have fully, finally and forever released, relinquished and discharged the Defendants, their counsel, and John R. Cali, Brant Cali, Roger W. Thomas, Barry Lefkowitz, Timothy M. Jones, James Nugent and Albert Spring (collectively the "Released Parties") from the Settled Claims. As of the date the Judgment approving the Settlement of this Action becomes Final, the Released Parties shall be deemed to have, and by operation of the Judgment entered in this Action, shall have fully, finally and forever released, relinquished and discharged Plaintiffs and their counsel from any claims relating to the institution, prosecution, assertion or resolution of this Action.

Reasons for Settlement

      1. Plaintiffs and their counsel believe that the Settlement provided for herein will provide substantial benefits to Mack-Cali which, when weighed against the attendant risks of continued litigation, warrant settlement of the claims on the terms described herein. The Early Termination Provisions contained in the current employment agreements entered into between Rizk, John R. Cali, Brant Cali, Roger W. Thomas, Timothy M. Jones and Barry Lefkowitz and Mack-Cali after the Mack-Cali Combination, if triggered in calendar years 1998 or 1999, could provide these officers with significant severance benefits in addition to the significant severance benefits already obtained by them by operation of the Change of Control Provisions contained in their previous Employment Agreements with Cali. Plaintiffs' counsel have determined, and Mack-Cali has concurred, that the reduction of the benefits available to these officers provided for by the proposed Settlement will provide a substantial savings to Mack-Cali if the Early Termination Provisions in their current employment agreements are triggered in calendar years 1998 or 1999.

      2. In addition to the substantial benefits provided by the Settlement to Mack-Cali, Plaintiffs and their counsel have taken into account the expense and length of time necessary to prosecute the Action through trial; the fact that the defenses asserted by and available to defendants are both factually and legally substantial; the uncertainties of the outcome of the Action, particularly given that defendants' potential liability is subject to and dependent on the resolution of sharply disputed issues of both fact and law; and the fact that resolution of the Action, even if the Court were to find in Plaintiff's favor, would likely be submitted for appellate review, as a consequence of which it could be many years until there is a final adjudication of the Action. Among these issues is whether the Court would determine that the interpretation of the Change of Control Provisions made by the Compensation Committee, and approved by the Board, would be protected by the business judgment rule. That rule creates a presumption that in making a business decision, the directors of a corporation acted on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the Company. In addition, Plaintiffs have considered the impact of the continuation of the litigation on the ability of the officers of the Company to attend to the Company's business. In light of these considerations, Plaintiffs, through their counsel, have engaged in extensive arm's-length negotiations with counsel for Defendants to achieve the certainty of a positive outcome in the Action, and have determined that it is in the best interests of Mack-Cali and all shareholders thereof to settle the Action on the terms set forth herein.

                  APPLICATION FOR ATTORNEYS' FEES AND EXPENSES

      At the Settlement Hearing described above, Plaintiff's counsel will make an application for an award by the Court of attorneys' fees in the amount of $550,000, and reimbursement of expenses in an amount not to exceed $5,000. Subject to approval by the Court, Mack-Cali has agreed to pay such amounts to Plaintiffs' counsel in recognition of the substantial benefits provided to the Company by virtue of the Settlement.

                                 RIGHT TO APPEAR

      Any current shareholder may appear and show cause if he or she has any reason why the proposed Settlement should not be approved as fair, reasonable and adequate, or to present any opposition to the application of Plaintiffs' counsel for attorneys' fees and expenses; provided, however, that no current shareholder shall be heard unless, on or before April 20, 1998, his or her objection or opposition is made in writing and is filed, together with copies of all other papers and briefs to be submitted by him or her to the Court at the hearing, and that person has served by hand or by first class mail the written objections and copies of any papers and briefs upon:

Jeffrey A. Klafter, Esquire                   Donald S. Zakarin, Esquire
Bernstein Litowitz Berger & Grossmann LLP     Pryor Cashman Sherman & Flynn LLP
1285 Avenue of the Americas                   410 Park Avenue
New York, NY 10019                            New York, NY 10022
Counsel for Plaintiffs                        Counsel for Defendants

      Any person who fails to object in the manner and within the time prescribed above shall be deemed to have waived the right to object (including the right to appeal) and shall be forever barred, in this proceeding or in any other proceeding, from raising all objections to the fairness, reasonableness and adequacy of the proposed Settlement or to the request of Plaintiffs' counsel for fees and expenses.

                      NOTICE TO PERSONS OR ENTITIES HOLDING
                      RECORD OWNERSHIP ON BEHALF OF OTHERS

      Brokerage firms, banks, and other persons or entities who hold Mack-Cali common stock as record owners but not as beneficial owners are directed promptly to send to the beneficial owners the Notice. If additional copies of the Notice are needed for forwarding to the beneficial owners of Mack-Cali common stock, request for such additional copies should be made to Donald S. Zakarin, Esq., Pryor Cashman Sherman & Flynn LLP, counsel for Defendants, at the address shown above.

                              SCOPE OF THIS NOTICE

      This Notice is not all-inclusive. For a more detailed statement of the matters involved in the Action, reference is made to the pleadings, to the Stipulation of Settlement and to other papers filed in the Action, which may be inspected, during regular business hours of each business day, at the Office of the Clerk of the Circuit Court for Baltimore City, Civil Division, 111 North Calvert Street, Courthouse East, Baltimore, Maryland 21202. Questions or communication concerning the proposed Settlement may be directed to Jeffrey A. Klafter, Esq., Bernstein Litowitz Berger & Grossmann LLP, 1285 Avenue of the Americas, New York, New York 10019. DO NOT WRITE OR TELEPHONE THE COURT.

DATED: April 2, 1998

                                          BY ORDER OF THIS COURT
                                          Court Clerk
                                          Circuit Court for Baltimore City